From the desk of... Highwater Ethanol, LLC CEO Brian Kletscher Highwater Ethanol, LLC January 2026 Volume 2 | Issue 3 Ethanol In This Issue... 1-3 Brian Kletscher 3 Annual Meeting Agenda 4 Luke Schneider 5 Plant Happenings 6 Dillon Imker & Derek Trapp 7 Tom Streifel Wishing you a Happy and Prosperous New Year!! We are nearing the completion of 17 years of operations at Highwater Ethanol. Highwater Ethanol reached a significant milestone on December 12, 2025. We have produced 1 billion gallons of ethanol since starting operations in August 2009. Congratulations to you as our owner, our employees for their hard work and dedication, and to the Highwater Ethanol Board for its leadership. We filed our Form 10-K for the fiscal year ending October 31, 2025, on January 22, 2026. We reported net income of approximately $16.3 million for the 2025 Fiscal Year. This was up from the previous year due primarily to recognizing $10,400,000 in Section 45Z tax credits during fiscal year ended 2025. Margins remained strong in 2025, comparable to our 2024 Fiscal Year. Highwater Ethanol paid a distribution in December 2025 of $1400/unit for our 2025 Fiscal Year. The total distributions for the 2021, 2022, 2023, 2024 and 2025 Fiscal Years were $13,500/unit or a total of $64,261,150 over that period. Our Team continues to focus on operations to ensure the best efficiencies we can get at your facility. During the 2025 Fiscal Year, we produced an average of 3.07 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to a few factors. We continue to review enzymes, yeast, and other items to ensure the best efficiency, and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have continued with adjustments made in the process to maintain our production at 1.069 pounds per bushel ground during the 2025 Fiscal Year. Please see the table on the next page on production since 2009. In March 2022, we received our air emission permit from the Minnesota Pollution Control Agency {MPCA}. Our current permit has a cap of 70.2 million gallons of denatured production per 12 month rolling average. In December 2025, we submitted a new permit application to MPCA for 85 million gallons per year. This permit includes capital items that we expect to allow for our efficiency to remain at a top tier level. We look forward to the opportunity to work with MPCA to move this to completion. In late 2024, we added a fifth fermenter. In 2025, we added one sieve bottle and evaporator. These items have contributed to our efficiency and continued debottlenecking. We continue to review our production rates and current demand for ethanol. We have been operating at our permitted levels during the past year. Margins in the ethanol industry in 2025 remained strong, however, down from 2023 and prior years. We continue to monitor the markets and adjust when needed. The variation in ethanol netbacks continued in 2025 with a range of approximately $1.43 - $1.80 - per gallon. The range in 2024 was approximately $1.29 - $1.81 per gallon. We have also seen corn prices vary from $3.98 - $4.84 per bushel on a monthly average. The range in 2024 was $3.89 - $4.78 per bushel on a monthly average. During our 2025 Fiscal Year, we saw demand for ethanol increase domestically by approximately 3% and export demand improved from the prior year. We believe that our 2026 Fiscal Year will likely be a very interesting year for renewable ethanol and renewable biofuels and we will continue to work to obtain additional market share for our products. We continue to market approximately 3.5% - 5.2% of our production as cellulosic ethanol. This was tested out and received approval in March 2021 by the California Air Resources Board {CARB}. We look forward to producing these products now and into the future. Our pathway for D3 RINS through the Federal EPA

Calendar	Corn Delivered	Corn Grind	Avg Grind	Ethanol Production	Gallons Shipped	Yield	
2,009	7,478,928	7,157,426	53,989	19,762,977	18,939,844	2.854	
2010	19,078,588	18,941,976	53,688	54,552,912	54,905,589	2.865	
2011	18,892,691	18,949,557	53,712	54,952,602	55,320,117	2.900	
2012	19,494,592	19,603,578	54,943	56,790,696	56,595,722	2.896	
2013	20,220,242	20,165,786	56,235	58,028,593	57,733,990	2.878	
2014	19,938,396	19,814,354	56,339	56,373,258	56,623,195	2.845	
2015	20,816,875	20,779,093	58,303	59,672,502	59,425,996	2.872	
2016	20,933,298	20,466,539	57,081	59,792,077	59,432,664	2.921	
2017	20,047,449	20,384,044	57,509	59,519,310	59,374,832	2.920	
2018	20,141,772	20,172,329	56,680	58,943,177	59,282,611	2.922	
2019	20,601,721	20,466,769	57,234	61,016,575	61,460,401	2.961	
2020	20,885,834	20,311,948	56,833	61,703,648	61,250,648	3.038	
2021	20,771,927	21,402,421	60,052	65,173,538	65,512,494	3.045	
2022	22,793,376	22,966,900	63,957	69,273,283	69,183,883	3.016	
2023	24,060,606	23,030,655	63,832	69,840,780	69,740,130	3.033	
2024	22,037,616	22,926,025	64,064	68,450,395	68,849,470	2.999	
2025	22,724,183	22,760,092	63,647	69,798,383	69,825,813	3.067	
				Ethn Production			
Grand tally	341,046,359	340,555,091	58,209	1,004,414,253	1,003,830,099	2.949	-
	$4.70			$1.767	34,855		
	1,601,406,404			1,775,059,774			

Calendar	Dry Distillers Prodtn	Ship	Inventory	Modified Prodtn	Ship	Yield	Corn oil Prod	Ship	Yield
2,009	58,337	57,369	-	3,557	3,603	15	-	-	-
2010	143,019	142,752		8,132	8,133	15.5			
2011	137,403	138,195		18,582	18,576	15.6			
2012	114,809	114,317		80,459	80,496	16.1			
2013	131,533	132,019		59,457	59,255	16.2			
2014	132,776	131,909		37,516	37,585	15.4	7932226	7892920	0.531
2015	139,929	140,932		33,422	33,484	15.2	12342550	12379320	0.594
2016	125,276	124,298		47,782	47,670	14.8	13748208	13656260	0.672
2017	122,594	122,436		41,563	41,606	14.2	13604647	13603240	0.667
2018	115,824	115,187		56,286	56,288	14.5	14165775	14088020	0.702
2019	111,445	112,878		57,982	58,059	14.0	13404063	13460280	0.655
2020	106,951	107,581		55,022	55,031	13.5	16,351,210	16418380	0.805
2021	110,540	108,070		59,199	59,124	13.3	21,129,492	21069200	0.907
2022	109,945	111,768		88,007	88,034	13.7	21,953,116	22014500	0.956
2023	109,321	109,311		86,038	85,966	13.5	24,879,261	24,908,340	1.000
2024	112,106	112,808		77,498	77,478	13.5	24,233,587	24,254,280	1.062
2025	104,571	104,169		84,269	84,396	13.2	24,778,019	24,763,200	1.089
Grand tally	1,987,619	1,986,245		895,592	895,401	14.5	208804748	208701580	0.613

Calendar	Denaturant Delivered	Used	D Ratio	Nat Gas BTU used	BTU G	Corn Cost	Ethan Price	Electricity KW used	KWGa	Days Of Operatn
2,009	467722	436372		536,476						
2010	1199295	1200967	2.20%	1,436,287	26.3	$3.95	$1.73	36,675,152	0.672	354.7
2011	1287738	1225994	2.23%	1,371,232	25.0	$6.65	$2.49	36,329,093	0.661	352.8
2012	1289277	1299630	2.29%	1,351,231	23.8	$6.76	$2.16	36,676,418	0.646	356.8
2013	1257677	1302007	2.24%	1,430,931	24.7	$6.07	$2.26	37,691,122	0.650	358.6
2014	1342788	1276929	2.27%	1,428,637	25.3	$3.93	$1.85	40,196,438	0.713	351.7
2015	1490209	1447804	2.43%	1,475,978	24.7	$3.52	$1.36	41,541,236	0.696	356.4
2016	1423514	1464143	2.45%	1,465,547	24.5	$3.25	$1.37	42,632,726	0.713	358.6
2017	1322616	1384605	2.33%	1,509,991	25.4	$3.18	$1.31	42,781,048	0.719	354.5
2018	1255829	1277698	2.17%	1,451,037	24.6	$3.34	$1.22	43,024,973	0.730	355.9
2019	1205254	1309788	2.15%	1,422,233	23.3	$3.63	$1.28	42,627,817	0.699	357.6
2020	1373533	1398942	2.27%	1,382,471	22.4	$3.46	$1.14	41,751,752	0.677	357.4
2021	1564157	1532362	2.35%	1,475,446	22.6	$5.69	$2.22	43,773,288	0.672	356.4
2022	1512376	1597917	2.31%	1,537,085	22.2	$7.05	$2.32	45,062,919	0.651	359.1
2023	1,748,333	1,668,402	2.39%	1,540,645	22.1	$5.94	$2.06	44,925,054	0.643	360.8
2024	1,430,085	1,525,917	2.23%	1,544,463	22.6	$4.15	$1.53	45,360,458	0.663	356.3
2025	1,665,392	1,611,469	2.31%	1,540,155	22.1	$4.28	$1.59	46,695,644	0.669	357.6
Grand tally	22835796	22879467	2.29%	23916945	23.8	$4.70	$1.77	682546963	0.680	5851
		2496								

was approved in 2025 and we are waiting for approval for the Canadian government for potential to export to Canada.

What is in store for renewable fuels in the future? We have seen many different technologies over the years. Sustainable Aviation fuel is a technology that everyone is watching. The Federal government and the State of Minnesota are certainly promoting this to be part of the renewable fuel mix. What will be the right technology, can we be cost competitive, and can we meet timelines? Those are all questions that we have asked and continue to ask. Will this technology be bankable and will lenders be interested in financing these projects? We have many questions and a short amount of time to figure this out. Is CO2 sequestration in the future for all industries in the United States, is this going to be sustainable long term, are there other products that can be produced from CO2? Again, many questions, little direction on the technologies that will again be available. The above were questions going into 2024. They remained questions in 2025 and will remain in 2026. However, we did see movement on CO2 sequestration in the State of Nebraska. They have allowed a prior built pipeline to be retrofitted for CO2 which became operational in late 2025. For now, it appears that the ethanol plants in Nebraska, North Dakota and Illinois that can hook up to pipelines or drill sequestration wells near their facilities will have clear financial advantages over plants in other states that are unable to figure this out.

The Federal government still has not adopted sufficient rules or guidance for the Inflation Reduction Act or the One Big Beautiful Bill Act (OBBA) which impact the 45Z clean fuel production credit, and other related items. The OBBBA started on January 1, 2025. We are optimistic that Highwater Ethanol is positioned to be able to take the guidance provided by the Federal government and potentially capture approximately $.10 - $.20 per gallon in tax credits. However, there is still more to learn as we continue to work through the details and we hope to know much more about this opportunity by our annual meeting.

Highwater continues to purchase corn from our area producers. The 2025 corn crop quality was very good, and bushels produced were likely record levels in 2025. Good quality corn certainly helps us maintain our efficiencies.

Industry Information. E15 and exports should be a continued priority in 2026. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S., we expect that exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China, and Japan, as well as continued interest from Vietnam, Philippines, India, and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol supports E10 and E15 blends for 2001 and newer vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use, and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 550 E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if those are currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level.

Our Mission Statement: "To successfully operate a bio - energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the

2

business to provide sustainable competitive advantages through short and long - term core investments.

A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term distributions when appropriate.

We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information, and related items. Like us on Facebook!

If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility.

Our management team consists of: Luke Schneider, CFO, Derek Trapp, Co-Plant/Production Manager, Dillon Imker, Co-Plant/Production Manager, Tom Streifel, Risk/Commodity, Casey Klein, Maintenance Manager, Lisa Landkammer, EHS Manager and Mandy Bosacker, Lab Manager. We have positioned our team to be successful in the ethanol industry.

A reminder that our 2026 Annual Members' Meeting is scheduled for Thursday, March 5, 2026, at 9:30 a.m. at the Lamberton American Legion, 106 1st Avenue East, Lamberton, MN. Watch your mail in the near future; you should be receiving your 10-K and Proxy Statement for the 2026 Annual Meeting. Please take the time to send in your proxy card. Your K-1 tax information will be mailed in early/mid-February.

Have a safe winter!!!
We will take care of the present as we focus on the future!!!

Brian Kletscher, CEO
Highwater Ethanol, LLC

Highwater Ethanol, LLC 2026 Annual Meeting Agenda

Thursday, March 5, 2026

Lamberton American Legion – 9:30 a.m.

Welcome and Call to Order: David Moldan, Chairman and Brian Kletscher, CEO

Introduction of HWE Board of Governors: David Moldan, Chairman
Ron Jorgenson, Vice Chairman;
David Eis, Secretary;
Michael Landuyt, Treasurer.
Directors: Russell Derickson, Daniel Tauer
George Goblish, Luke Spalj and Bill Garth

Introduction of Guests, Management & Staff: Brian Kletscher, CEO

Call the Meeting to Order: David Moldan, Chairman

Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary

Proposals: Mandy Hughes, Brown Winick Law Office

Proposal #1: Election of three governors.
Standing for election are incumbent governors:
David Eis
Bill Garth
David Moldan

Voting on Proposals: David Moldan

Report by Chairman: David Moldan

Presentation of Financial Statements: Lucas Schneider, CFO

Overview of Operations: Brian Kletscher, CEO

Election Results: Mandy Hughes, Brown Winick Law Office

Questions and Answers

Adjourn 2026 Annual Meeting



Lamberton Ambulance Tour 9.24.2025

Highwater Ethanol, LLC Unit purchasing, is handled through FNC Securities, LLC. Check out their website at www.fncagstock.com or call them at 701-780-2828 to visit with Nick Watson or Virginia Lindberg.

2025 Highwater Ethanol, LLC Recent Sales of Units

Date	Price	Quantity
10/23/2025	$12,000.00	4
9/12/2025	$12,000.00	1
9/12/2025	$12,000.00	1
9/12/2025	$12,000.00	1
8/27/2025	$13,100.00	1
8/26/2025	$12,200.00	2
8/26/2025	$12,800.00	1
8/19/2025	$12,002.00	2
6/16/2025	$11,001.00	1
4/9/2025	$11,000.00	1
3/27/2025	$15,000.00	2
3/27/2025	$11,000.00	1

3

The Financial Insights

Luke Schneider

Welcome to Fiscal Year 2026. Highwater's Fiscal Year 2025 ended on October 31st. We filed our Annual Report, Form 10-K, on January 22, 2026.

Highwater Ethanol had another profitable year with a net income of over $16.3 million. This was up from the previous year due primarily to recognizing $10,400,000 in Section 45Z tax credits during fiscal year ended 2025. Ethanol, corn oil and corn saw small price increases during 2025. The bigger difference, was the drop in distiller prices during the year. However, we were able to offset most of the lost revenue from distiller grains with the improved efficiencies we saw in our ethanol production. The new fermenter added in December 2024 assisted in this improvement.

The Section 45Z tax credits referenced above were new in 2025. The Company accounts for tax credits associated with the U.S. federal clean fuel production incentives under Section 45Z of the Internal Revenue Code in accordance with IAS 20 - Accounting for Government Grants and Disclosure of Government Assistance. These credits, as they are generated are recorded based on the eligible production tax credit rate per gallon, the emission factor based on the carbon intensity score and are adjusted to their estimated fair value. The credits are recognized as an other asset and other income.

The Board approved a cash distribution after the end of Fiscal Year 2025. The distribution approved was $1,400 per membership unit and was paid on December 16, 2025. We again want to thank you, our members, for your continued support and look forward to continued success in the years to come.

As mentioned above, our fiscal year-end filing, Form 10-K, has been filed and is available online. However, a few items will be sent to you by mail so please watch for them in the coming weeks. Our packet containing the Form 10-K and Proxy will be mailed to you prior to the March Annual Meeting. On the tax side, the 2025 Highwater K-1s are planned for delivery by the middle of February.

I have included below the Statement of Operations from our recently filed Fiscal Year Ended October 31, 2025 financials. Further details regarding our financial performance throughout the year can be found in our Form 10-Q filings which are available through our website.

Sincerely,
Luke Schneider
CFO

Statement of Operations

	Fiscal Year Ended October 31, 2025 (Unaudited)
Revenues	$ 141,168,945
Cost of Goods Sold	131,560,437
Gross Profit (Loss)	9,608,508
Operating Expenses	4,610,514
Operating Profit	4,997,994
Other Income	11,328,674
Net Income	$ 16,326,668
Weighted Average Units Outstanding	4,752
Net Income Per Unit	$ 3,435.75

4

Highwater Ethanol, LLC reaches 1 billion gallons of production December 12, 2025!













Highwater Ethanol, LLC - Lamberton, MN

Highwater Ethanol, LLC was founded in May 2006. Highwater Ethanol raised over $46 million from investors and entered into debt financing of approximately $65.4 million to fund the construction and developement of our facility. Highwater started ethanol production in August 2009. Highwater Ethanol has been an efficient plant since we were built. In 2025 we produced approximately 3.07 gallons of denatured ethanol for every bushel of corn ground.

Highwater Ethanol, LLC reached 1 billion gallons of production on December 12, 2025. We have utilized approximately 325,732,000 bushels of locally produced corn! We are proud to be part of the agricultural industry in this area!

We employ 43 full time employees. Our employees are the STRENGTH of our facility! We recongnize the dedication of our employees and their commitment to quality, excellence in service and operation of our facility. Highwater Ethanol, LLC is proud to be part of the area! We are committed to take care of the present as we focus on the FUTURE!

10 Employees 15+Year

Kletscher	Brian
Streifel	Tom
Landkammer	Lisa
Hillesheim	Brian
Frank	David
Moody	Kurt
Bloemke	Ross
Altermatt	Chad
Schwartz	Michael
Sanders	Raymond

8 Employees 10-15 Years

Polkow	Thomas
Imker	Dillon
Schneider	Lucas
Rohlik	Andrew
Seaton	Gregory
Trapp	Derek
Mason	Joshua
Frank	Kimberly

13 Employees 5-10 Years

Mattison	Chad
Erickson	Nathan
St Aubin	Steven
Nelson	Jeremy
West	Steve
Molitor	Lucas
Weber	Bryan
Imker	Rachel
Moser	Austin
Schoborg	Shane
Soleta	Sarah
Arkell	Richard
Hoffman	Joshua

12 Employees <5 Years

West	Kyle
Klein	Casey
Zollner	Dean
Bundy	Devin
Bosacker	Mandy
Olson	Kyle
Pohlen	Matthew
Cooreman	Erik
Goettig	Coltyn
Roiger	Luke
Hagert	Alexander
Pittman	Carlo

Moldan	David	Board Member
Jorgenson	Ron	Board Member
Eis	David	Board Member
Landuyt	Mike	Board Member
Goblish	George	Board Member
Derickson	Russ	Board Member
Tauer	Dan	Board Member
Spalj	Luke	Board Member
Garth	William	Board Member

Highwater Ethanol, LLC
Lamberton, MN

5

Co-Plant Managers Dillon Imker & Derek Trapp Happy New Year! Another year has ended at Highwater Ethanol and we are into our 17th year of operations. Looking at the last year, we were able to complete a few projects, maintain an efficient running plant and reach a big milestone. Our 2025 projects consisted of Beer Degas, Sieve bottle and Evap Zero. Beer Degas – The Beer Degas tank removes the CO2 prior to the beer column. The Beer Columns purpose is to remove the ethanol from the solids contained in the feed. Removing the CO2 from the Beer Column reduces the load on the column, helping achieve better separation between ethanol and solids Sieve Bottle (4) - The addition of the 4th bottle gives Highwater Ethanol capacity to efficiently produce more gallons. Equally important, the 4th bottle gives us a smoother operation due to less pressure swings across the bottles. Evap Zero – Designed to take all 200-proof vapor from Molecular sieves and condense into a 200-proof liquid. It is a zero fouling design allowing for no reduction in plant rates and more consistent operation and performance. These projects give us more capacity across the plant to produce more ethanol, increase efficiencies and have smoother operations. In December we submitted a permit with the MPCA to increase our undenatured ethanol production from 68.5 million to 85 million gallons. We believe we have room to produce more ethanol while maintaining a safe and efficient plant. If approved by the MPCA the team at Highwater Ethanol would start to performance test and take steps to increase throughput across the plant. In 2025 we averaged 3.064 gallons of Denatured Ethanol per bushel of corn for the year. This yield is achievable for a few reasons, the addition of the 5th fermenter, a good quality corn crop and consistent operations by the team Highwater has in place. Corn oil continues to be a great co – product as well. Corn oil yield for 2025 averaged 1.089 lbs. per bushel of corn. This is slight increase from 2024 where we finished the year at 1.062 pounds per bushel of corn. In December we surpassed the 1-billion-gallon mark of ethanol produced at Highwater. This is a great achievement for all involved. As we continue to work through 2026, we look forward to the opportunities this year brings. Dillon Imker & Derek Trapp Evap Zero 6

Commodity Manager Tom Streifel A common question is whether lower priced gasoline is a negative for ethanol prices. The answer is a mixed bag with lower gasoline prices making it more difficult to compete in the export markets. However, the primary feature impacting ethanol prices is overall gasoline demand. Cheaper gas stimulates more miles driven. Miles driven tend to be lower in the first quarter and picks up during the summer. Our margins tend to follow the same pattern. Another question is whether cheap corn helps our margins as corn producers have this idea it should. But, we have seen margins the same with $8 corn as $4. The trade tends to marry up corn and ethanol prices, so for example if corn goes up a dime, then ethanol will also go up 3-4 cents and so-forth. What the trade does not factor in is the local corn basis. A year ago, our regional crop was on the poor side, thus our corn bids reflected that via approximately a dime higher than otherwise normal. This year the area was blessed with a large crop and our bids are trending about a dime lower than normal. So, call the deviation approximately 15 cents over 10 months at 2 million bushels used per month and the fiscal impact to Highwater is $3 million. On January 12, the USDA released the final 2025 corn crop production data along with changes to demand. The trade was looking for the US yield to decline due to the rust issues in the central belt. However, considerable surprise when the USDA actually raised the yield along with raised harvested acres. Total production came in 450 million bushels higher than expected. The US corn carryout is forecast at 2.227 BB which is the highest since 2016. The USDA pegs the national corn yield at 186.5 BPA which compares to 179.3 last year. The state by state yield estimates have been a moving target this year. Minnesota for example has a trend yield of 193. Year ago yield was 174. In August, NASS pegged MN yield at 205, then reduced it to 193 in November, but revised it to 201 in the January report. MN corn production this year due to the higher acres and yield comes in 353 MB higher than year ago or equivalent to about 800 unit trains. Projected carryout in MN is the highest in about three decades; nearly going to levels not seen since the days of the Reserve Program. Needless to say, this report will hamper prices until Brazil’s Safrina crop comes into play in April or the US acres / yield debate later this spring. Highwater Ethanol, LLC Employees are Committed to Working for You: The average length of employment here at Highwater Ethanol, LLC is 9.26 years for our Production, Maintenance, and Administration Teams. This is remarkable as it is more than double the national average which is only 4.2 years. This is a strong testament to our work environment/culture, which allows Highwater Ethanol to run the facility at capacity and efficiently! Our average tenure for our Management Team is 10.05 years, which has given us an advantage in all aspects of our facility operations. We believe in providing our employees with opportunities to grow within the company! We provide the necessary training and tools for our employees to be successful at their positions and be prepared for their next steps. Developing our employees by giving them multiple opportunities in different positions has allowed for cross- training, which has been very successful for our employees and Highwater Ethanol! This commitment from Management and Production/Maintenance/Administration staff is integral in our succession planning and for employee growth. Working at Highwater Ethanol is more than a job. The majority of our team take ownership of their position and use their experience to make it possible to meet the daily challenges of their job without missing a thing. We are proud of our employees and happy they have chosen Highwater Ethanol to be part of their journey! Thank you to all our employees for the fantastic job you do! The employees are “Highwater Strong”! They continue to take care of the present as they focus on the future! 7

Highwater Ethanol, LLC 24500 US Highway 14 Lamberton, Minnesota 56152 info@highwaterethanol.com www.highwaterethanol.com 507.752.6160 PRST STD U.S. POSTAGE PAID MN MAIL This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements